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                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 of our report dated April 5, 1999, relating to the financial statements of Therma-Wave, Inc. as of December 31, 1998 and for the nine months then ended, which appears in such Prospectus. We also consent to the use of our report on the Financial Statement Schedule for the nine months ended December 31, 1998 listed under Item 16(b) of this Registration Statement, which appears in such Prospectus, when such schedule is read in conjunction with the financial statements referred to in our report. We also consent to the reference to us under the heading "Experts" in such Prospectus.

PricewaterhouseCoopers LLP

San Jose, California
April 9, 1999